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                                                                    EXHIBIT 99.6


                            PATAPSCO BANCORP, INC.
                     MANAGEMENT RECOGNITION PLAN COMMITTEE

                                NOTICE OF AWARD
                                ---------------

     WHEREAS, the Board of Directors of Patapsco Bancorp, Inc. (the "Company") has previously adopted the Patapsco Bancorp, Inc. Management Recognition Plan (the "Plan"), and

     WHEREAS, the Board of Directors of the Company has previously appointed Directors McGowan, Patterson, and Kinghorn as members of the Management Recognition Plan Committee (the "Committee") pursuant to the terms of the Plan; and

     WHEREAS, the Plan became effective on ___________ upon its receipt of stockholder approval, and Sections 6.04 and 6.05 of the Plan provide for automatic awards on the Plan's effective date, including the award referenced below.

     PLEASE TAKE NOTICE, that the following individual be granted an award under the Plan ("Plan Share Award"), effective __________________________:

                                          Number of Shares Subject to
               Recipient                      Plan Share Award
               ---------                      ----------------

          ____________________                ________________


     AND BE IT FURTHER RESOLVED, that the Plan Share Award specified herein shall be subject to the restrictions and other provisions of Section 7.01 of the Plan.

Date of Notice:

_____________, 199__

                                    PATAPSCO BANCORP, INC.
                                    MANAGEMENT RECOGNITION PLAN
                                    COMMITTEE

                                    By: _______________________________
                                        Its Chairman